SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15/A

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 333-107580

                    BANK ONE AUTO SECURITIZATION TRUST 2003-1
                          c/o Wilmington Trust Company
             (Exact name of registrant as specified in its charter)

                 Rodney Square North, 1100 North Market Street,
                            Wilmington, DE 19890-1600
                                  302 282-1039
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                    Bank One Auto Securitization Trust 2003-1
            (Title of each class of securities covered by this Form)

                                 Not Applicable

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       |_|         Rule 12h-3(b)(1)(ii)        |_|
        Rule 12g-4(a)(1(ii)       |_|         Rule 12h-3(b)(2)(i)         |_|
        Rule 12g-4(a)(2)(i)       |_|         Rule 12h-3(b)(2)(ii)        |_|
        Rule 12g-4(a)(2)(ii)      |_|         Rule 15d-6                  |X|
        Rule 12h-3(b)(1)(i)       |_|


      Approximate number of holders of record as of the certification or notice date: 75

      Pursuant to the requirements of the Securities Exchange Act of 1934 JPMorgan Chase Bank, National Association (formerly Bank One, National Association) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated as of March 28, 2005             By: /s/ David A. Penkrot
                                           -------------------------------------
                                           Name: David A. Penkrot
                                           Title: Senior Vice President